For media inquiries:	For investor relations inquiries:
Meredith J. Ching	Suzy P. Hollinger
808.525.6669	808.525.8422
mching@abinc.com	shollinger@abinc.com

A&B REPORTS FIRST QUARTER 2010 NET INCOME OF $17.3 MILLION

Honolulu (May 4, 2010)—Alexander & Baldwin, Inc. (NYSE:ALEX) today reported that net income for the first quarter of 2010 was $17.3 million, or $0.42 per diluted share. Net income in the first quarter of 2009 was $3.0 million, or $0.07 per diluted share. Revenue for the first quarter of 2010 was $345.0 million, compared to $315.3 million for the first quarter of 2009.

COMMENTS ON QUARTER
“We are pleased by the Company’s solid start to 2010. Ocean Transportation and Real Estate Sales performance drove quarterly earnings higher, more than offsetting expected declines in Real Estate Leasing performance. We are also benefiting from cost reductions implemented in late-2008 and throughout 2009 that positioned the Company for improved financial performance,” said Stanley M. Kuriyama, A&B’s president and chief executive officer.
“Recent improvement in our national and local economies has been a welcome development. Improving business investment and consumer demand on the Mainland, coupled with reduced China trade lane capacity, has resulted in a significant increase in container volumes in our China shipping service. In addition, Hawaii container volumes appear to have stabilized near volumes we saw a year ago.”
“In Real Estate, we are seeing continued demand and favorable pricing for quality commercial properties, as evidenced by our sale of the Mililani Shopping Center in January. However, the effects of a still soft Mainland real estate market continue to impact our leasing portfolio’s performance, and development sales remain minimal.”
“Our expectation for significant improvement in Agribusiness performance in 2010 is unchanged. Yield forecasts remain positive, and although market prices for sugar have fallen recently, we have forward-priced over 70 percent of our 2010 crop at favorable levels. We continue to focus our efforts on restoring profitability and maintaining access to water.”
“Besides our day-to-day operations, we remain highly focused on future growth opportunities. Our recent announcement regarding federal funding to support biofuel research on Maui gives us an important boost in our efforts to convert HC&S to an energy farm. In real estate, we continue to seek development investments in Hawaii, and recently completed acquisitions of two modest non-performing mortgage loans in the state. We also acquired a large retail center in Boulder, Colorado in January, and acquired the Lanihau Shopping Center in Kailua-Kona shortly after the first quarter’s end. Both acquisitions were completed under our 1031 exchange program.”
 “All in all, we are encouraged by what we see both inside and outside the Company. While it is premature to establish any definitive trends or a firm outlook, we are pleased that our first quarter performance in our various lines of business has generally met or exceeded our expectations.”

TRANSPORTATION—OCEAN TRANSPORTATION

	Quarter Ended March 31,
(dollars in millions)	2010	2009	Change
Revenue	$229.5	$201.1	14%
Operating profit (loss)	$10.4	$(0.5)	N	M
Operating profit (loss) margin	4.5%	-0.2%
Volume (Units)
Hawaii containers	31,400	32,500	-3%
Hawaii automobiles	21,800	14,400	51%
China containers	13,200	9,600	38%
Guam containers	3,500	3,400	3%

Revenue for the first quarter of 2010 was 14 percent higher than in the same quarter of 2009 due primarily to higher volumes in the China trade lane, and $12.6 million of higher fuel surcharges from higher fuel prices.
Excluding a $6.0 million charge related to Matson’s workforce reduction program recorded in the first quarter of 2009, operating profit increased by $4.9 million compared with the first quarter of 2009. This increase was due to higher China and Guam container volumes, increased Hawaii auto volumes, higher earnings from our SSAT joint venture, and lower general and administrative expenses. Partially offsetting these increases were higher terminal handling expenses, lower Hawaii container volumes, and increased vessel expense.
China volumes were near capacity due to healthy demand and reductions in industry capacity. Hawaii container volumes declined 3 percent. Approximately half of this reduction, however, resulted from a change in the year-end sailing schedule that shifted cargo from January 2010 into December 2009. The balance of the decline was due to continued reductions in westbound construction materials and eastbound agricultural products. The timing of fleet orders for new cars by rental car companies and returns of used rental cars to the Mainland drove improvements in Hawaii auto volumes in the quarter.

TRANSPORTATION—LOGISTICS SERVICES

	Quarter Ended March 31,
(dollars in millions)	2010	2009	Change
Intermodal revenue	$44.6	$44.5	--%
Highway revenue	32.5	31.7	3%
Total revenue	$77.1	$76.2	1%
Operating profit	$1.9	$1.5	27%
Operating profit margin	2.5%	2.0%

First quarter 2010 Logistics Services revenue of $77.1 million was slightly higher than in the first quarter of 2009, due primarily to increases in Highway volume resulting from a large movement for the Department of Defense. Operating profit of $1.9 million was $0.4 million, or 27 percent higher than in the same quarter last year, due principally to an improvement in Highway volume and lower general and administrative expenses, partially offset by lower Intermodal yields.

REAL ESTATE—INDUSTRY

Real Estate Leasing and Sales revenue and operating profit are analyzed before discontinued operations are removed. This is consistent with how the Company evaluates and makes investment, disposition and capital allocation decisions.

REAL ESTATE—LEASING

                The Company regularly makes dispositions of commercial properties from its leasing portfolio and land under ground leases or vacant land parcels and subsequently reinvests proceeds, on a tax-deferred basis, in new properties. As a result, the Company typically incurs higher depreciation and amortization expenses attributable to a step-up in the cost basis of its properties or to the replacement of formerly non-depreciable property with depreciable property. Due to the inherent timing lag between disposition and reinvestment, the Company also incurs modest loss of revenue and income in these interim periods.

	Quarter Ended March 31,
(dollars in millions)	2010	2009	Change
Revenue	$23.6	$27.2	-13%
Operating profit	$9.1	$12.0	-24%
Operating profit margin	38.6%	44.1%
Occupancy Rates
Mainland	85%	90%	-5%
Hawaii	94%	95%	-1%
Leasable Space (million sq. ft.)
Mainland	7.2	7.1	1%
Hawaii	1.1	1.4	-21%

Real Estate Leasing revenue for the first quarter of 2010 declined 13 percent to $23.6 million, and operating profit declined 24 percent to $9.1 million, compared to the first quarter of 2009. Revenue and operating profit were lower due principally to lower Mainland occupancies and rents, as well as the timing of commercial property acquisitions and dispositions. The net effect of acquisitions and dispositions of commercial properties in the first quarter reduced leasable space by 163,800 square feet compared with the same quarter a year ago.

REAL ESTATE—SALES

The comparability of operating results for Real Estate sales from period to period is affected by the episodic nature of transactions and the mix of property types sold, as margins vary between asset classes. For these reasons, reported operating profit from period to period may not be comparable and current period performance may not be a reliable indicator of future results.

	Quarter Ended March 31,
(dollars in millions)	2010	2009	Change
Improved property sales	$55.2	$20.1	3	X
Development sales	0.7	0.4	75%
Unimproved/other property sales	4.4	4.7	-6%
Total revenue	$60.3	$25.2	2	X
Operating profit before joint ventures	$22.1	$5.6	4	X
Equity in losses from joint ventures	(0.7)	--	N	M
Total operating profit	$21.4	$5.6	4	X

First quarter 2010 Real Estate sales revenue and operating profit were significantly higher than the same quarter last year, due principally to the sale of the Mililani Shopping Center in January 2010 and other property sales.

AGRIBUSINESS

	Quarter Ended March 31,
(dollars in millions)	2010	2009	Change
Revenue	$14.2	$17.7	-20%
Operating loss	$(1.1)	$(1.9)	42%
Operating loss margin	-7.7%	-10.7%
Tons sugar produced	--	12,200	--%

Agribusiness revenue for the first quarter of 2010 decreased 20 percent compared with the same quarter of 2009, due to the absence of bulk raw sugar sales. The 2010 sugar harvest started later, as planned, to allow additional time for crop growth and factory maintenance.
Operating loss improved by $0.8 million, compared to the first quarter of 2009, due principally to $3.2 million of negative bulk raw sugar margins recorded in the first quarter of 2009, partially offset by a $1.9 million valuation adjustment in the first quarter of 2010 to coffee inventory.

CORPORATE EXPENSES

First quarter 2010 corporate expenses of $6.6 million increased $0.5 million compared with the first quarter of 2009, due principally to higher settlement expenses for non-qualified benefit plans related to retirements.

CONDENSED CASH FLOW TABLE
	Year-to-Date March 31,
(dollars in millions, unaudited)	2010	2009
Cash Flow Provided by Operating Activities	$5	$8

Capital Expenditures 1
Transportation	(3)	(6)
Real Estate	(2)	(8)
Agribusiness and other	(3)	(2)
Total Capital Expenditures	(8)	(16)

Other Investing Activities, Net	(14)	24
Cash Provided by (Used in) Investing Activities	$(22)	$8

Net Debt Proceeds (Payments)	33	(11)
Capital Stock Transactions	1	(1)
Dividends Paid	(13)	(13)
Other Financing Activities, Net	--	--
Cash Provided by (Used in) Financing Activities	$21	$(25)

Net Increase (Decrease) in Cash	4	(9)

1 Excludes non-cash 1031 transactions and real estate development activity.

Alexander & Baldwin, Inc., headquartered in Honolulu, is engaged in ocean transportation and logistics services, through its subsidiaries, Matson Navigation Company, Inc. and Matson Integrated Logistics, Inc.; in real estate, through A&B Properties, Inc.; and in agribusiness, through Hawaiian Commercial & Sugar Company and Kauai Coffee Company, Inc. Additional information about A&B may be found at its web site: www.alexanderbaldwin.com.

Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.

ALEXANDER & BALDWIN, INC.
2010 and 2009 Consolidated First-Quarter Results (Condensed)
(In Millions, Except Per Share Amounts, Unaudited)

	2010	2009
Three Months Ended March 31:
Revenue	$345.0	$315.3
Income (Loss) From Continuing Operations	$4.1	$(4.1)
Discontinued Operations: Properties1	$13.2	$7.1
Net Income	$17.3	$3.0
Basic Earnings (Loss) per Share:
Continuing Operations	$0.10	$(0.10)
Net Income	$0.42	$0.07
Diluted Earnings (Loss) per Share:
Continuing Operations	$0.10	$(0.10)
Net Income	$0.42	$0.07
Weighted Average Basic Shares Outstanding	41.1	41.0
Weighted Average Diluted Shares Outstanding	41.3	41.0

1 “Discontinued Operations: Properties” consists of sales, or intended sales, of certain lands and buildings that are material and have separately identifiable earnings and cash flows.

ALEXANDER & BALDWIN, INC.
Industry Segment Data (Condensed)
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Revenue:
Transportation
Ocean Transportation	$229.5	$201.1
Logistics Services	77.1	76.2
Real Estate
Leasing	23.6	27.2
Sales	60.3	25.2
Less Amounts Reported In Discontinued Operations	(55.5)	(29.8)
Agribusiness	14.2	17.7
Reconciling Items	(4.2)	(2.3)
Total Revenue	$345.0	$315.3

Operating Profit (Loss), Net Income:
Transportation
Ocean Transportation	$10.4	$(0.5)
Logistics Services	1.9	1.5
Real Estate
Leasing	9.1	12.0
Sales	21.4	5.6
Less Amounts Reported In Discontinued Operations	(21.0)	(11.5)
Agribusiness	(1.1)	(1.9)
Total Operating Profit	20.7	5.2
Interest Expense	(6.5)	(5.6)
General Corporate Expenses	(6.6)	(6.1)
Income (Loss) From Continuing Operations
Before Income Taxes	7.6	(6.5)
Income Tax Expense (Benefit)	3.5	(2.4)
Income (Loss) From Continuing Operations	4.1	(4.1)
Income from Discontinued Operations	13.2	7.1
Net Income	$17.3	$3.0

Basic Earnings (Loss) Per Share, Continuing Operations	$0.10	$(0.10)
Basic Earnings Per Share, Net Income	$0.42	$0.07

Diluted Earnings (Loss) Per Share, Continuing Operations	$0.10	$(0.10)
Diluted Earnings Per Share, Net Income	$0.42	$0.07

Weighted Average Basic Shares Outstanding	41.1	41.0
Weighted Average Diluted Shares Outstanding	41.3	41.0

ALEXANDER & BALDWIN, INC.
Condensed Consolidated Balance Sheet
(In Millions)

	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current Assets	$300	$307
Investments in Affiliates	260	242
Real Estate Developments	89	88
Property, Net	1,543	1,536
Employee Benefit Plan Assets	4	3
Other Assets	223	204
Total	$2,419	$2,380

LIABILITIES & EQUITY
Current Liabilities	$260	$297
Long-Term Debt	468	406
Liability for Benefit Plans	119	116
Other Long-Term Liabilities	49	48
Deferred Income Taxes	429	428
Shareholders’ Equity	1,094	1,085
Total	$2,419	$2,380